                                                                   EXHIBIT 99.4

                        JOHN DEERE TAX DEFERRED SAVINGS PLAN
                       FOR HOURLY AND INCENTIVE PAID EMPLOYEES

                             FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED OCTOBER 31, 1995 AND 1994
                                      AND
              SUPPLEMENTAL SCHEDULES FOR THE YEAR ENDED OCTOBER 31, 1995
                                      AND
                          INDEPENDENT AUDITORS' REPORT

                            * * * * * * * * * * * *

                      JOHN DEERE TAX DEFERRED SAVINGS PLAN
                     FOR HOURLY AND INCENTIVE PAID EMPLOYEES

                               TABLE OF CONTENTS

                                                                       Page
                                                                       -----
Independent Auditors' Report..........................................   2

Financial Statements for the Years Ended
 October 31, 1995 and 1994:

   Statements of Net Assets Available for Benefits....................   3

   Statements of Changes in Net Assets Available
    for Benefits......................................................   4

   Notes to Financial Statements......................................   5

Supplemental Schedules................................................  13

   Item 27a - Schedule of Assets Held for Investment Purposes
              at October 31, 1995
   Item 27d - Schedule of Reportable Transactions for the
              Year Ended October 31, 1995

Supplemental Schedules Omitted As Not Applicable:
   Item 27a - Schedule of Assets Held for Investment Purposes
              (Investment Assets Which Were Acquired and
              Disposed of Within the Plan Year)
   Item 27b - Schedule of Loans or Fixed Income Obligations
   Item 27c - Schedule of Leases in Default or Classified
              as Uncollectible
   Item 27e - Schedule of Nonexempt Transactions

INDEPENDENT AUDITORS' REPORT

Deere & Company:

We have audited the accompanying statements of net assets available for benefits of the John Deere Tax Deferred Savings Plan for Hourly and Incentive Paid Employees as of October 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of October 31, 1995 and 1994, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed on page 1 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in the audits of the basic 1995 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Deloitte & Touche LLP
Chicago, Illinois

April 22, 1996

                   JOHN DEERE TAX DEFERRED SAVINGS PLAN
                  FOR HOURLY AND INCENTIVE PAID EMPLOYEES
               STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                        OCTOBER 31, 1995 AND 1994
                        (IN THOUSANDS OF DOLLARS)
_______________________________________________________________________________

                                                             1995        1994
                                                          ----------   --------
ASSETS

Investments - at fair value:
  Deere & Company Common Stock Fund......................  $  22,745  $  19,537
  Blended Interest Fund..................................     76,387     55,148
  Fidelity U.S. Equity Index Portfolio...................     23,540     17,208
  Fidelity Puritan Fund..................................     10,985      8,025
  Fidelity Intermediate Bond Fund........................        445        229
  Fidelity Magellan Fund.................................     25,899     17,444
  Fidelity Overseas Equity Fund..........................      4,137      4,172
  Fidelity Retirement Money Market Portfolio.............      2,881      2,358
  Fidelity Equity Income Fund............................        748        339
  Fidelity Growth Company Fund...........................      1,499        359
  Fidelity OTC Portfolio.................................      1,234        323
  Fidelity Asset Manager Fund............................      1,288      1,216
  Fidelity Asset Manager: Growth Fund....................      1,772      1,674
  Fidelity Asset Manager: Income Fund....................        289        178
  Fidelity U.S. Government Reserve Pool..................      5,817      7,958
  Loans to participants..................................      2,246         95
                                                             _______     _______
      Total......................................            181,912    136,263

Contributions receivable...................................      458        408
Due from brokers...........................................      169
                                                             _______     _______
         Total Assets......................................  182,539     136,671
                                                             _______     _______

LIABILITIES

Due to brokers.............................................                  139
                                                             _______     _______

Net Assets Available for Benefits.........................  $182,539    $136,532
                                                            ========    ========

________________________________________________________________________________
See Notes to Financial Statements.

                    JOHN DEERE TAX DEFERRED SAVINGS PLAN
                   FOR HOURLY AND INCENTIVE PAID EMPLOYEES
          STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                FOR THE YEARS ENDED OCTOBER 31, 1995  AND 1994
                           (IN THOUSANDS OF DOLLARS)
________________________________________________________________________________

                                            Year Ended            Year Ended
                                         October 31, 1995       October 31, 1994
                                         ----------------       ----------------
ADDITIONS

Investment income:
   Dividends.........................       $  2,042                $  3,020
   Interest..........................          5,088                   4,060
                                            --------                --------
     Total...........................          7,130                   7,080
                                            --------                --------

Net appreciation (depreciation)
   in fair value of investments......         16,396                  (2,417)
                                            --------                --------

Contributions:
   Employee..........................         25,977                  22,005
   Employer..........................             63                      62
                                            --------                --------
     Total...........................         26,040                  22,067
                                            --------                --------

     Total...........................         49,566                  26,730
                                            --------                --------

DEDUCTIONS

Withdrawals..........................          3,534                   2,978
Loan cancellations...................             25                       3
                                            --------                --------
     Total...........................          3,559                   2,981
                                            --------                --------

Excess of additions over deductions..         46,007                  23,749

Net Assets Available for Benefits:

   Beginning of year..................       136,532                 112,783
                                            --------                --------

   End of year........................      $182,539                $136,532
                                            --------                --------
                                            --------                --------

________________________________________________________________________________
See Notes to Financial Statements.

                    JOHN DEERE TAX DEFERRED SAVINGS PLAN
                   FOR HOURLY AND INCENTIVE PAID EMPLOYEES

                       NOTES TO FINANCIAL STATEMENTS
                FOR THE YEARS ENDED OCTOBER 31, 1995 AND 1994
________________________________________________________________________________

(1)   DESCRIPTION OF PLAN

      The following is a general description of the John Deere Tax Deferred Savings Plan for Hourly and Incentive Paid Employees (the Plan).
      This description applies to each of the years for which financial statements are presented. For a more complete description of the Plan's provisions, participants should refer to the Plan agreement.

      GENERAL

      The Plan was established September 1, 1987 by Deere & Company (the Company) for certain eligible employees of the Company or its participating subsidiaries. The purpose of the Plan is to provide employees a tax deferred method of savings and investment. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Expenses of the Plan are paid by the Company.

      ELIGIBILITY

      Employees are eligible to participate in the Plan if they are residents or citizens of the United States, are regular, full time employees covered by a collective bargaining agreement (or in a group to whom this Plan has been extended) and have completed at least one year of service.

      CONTRIBUTIONS

      An eligible employee may elect to become a participant under the Plan by filing a Tax Deferred Agreement (the Agreement) with the Company authorizing it to reduce the participant's compensation during the period of the employee's participation. The reduction in compensation must be not less than $10.00 nor more than $179.00 for each payroll period. Participants may amend or revoke their Agreements as of the first payroll period of the month subsequent to the filing of the appropriate forms. In addition, in a year in which there exists consolidated prebonus, pretax income of the Company, a Profit Sharing Contribution may be payable to a participant. In such event, a participant may elect to defer all or part of their share of such contributions
      (in 25 percent increments) and direct that the deferred portion be deposited to the participant's plan account at the time such profit sharing contribution is paid to the participant.

      Contributions are sent to the Plan Trustee as soon as practicable following each payroll period and are invested by the Trustee in the appropriate funds as specified by the participants. Monies may be held and invested by the Trustee in short-term investment funds until designated investments have been purchased.

      Each participant's account is credited with contributions by the participant together with earnings allocated daily among participants based on the ratio of their respective account balances as of the preceding day. Participants are immediately vested in their contributions plus allocated earnings and Company profit sharing contributions.

      All contributions are considered tax deferred under sections 401(a) and 401(k) of the Internal Revenue Code.

      FUND ELECTIONS

      An eligible employee enrolled in the Plan may elect to invest the contributions in one or more investment funds.

      A description of the primary investments in each fund follows:

         The Deere & Company Common Stock Fund is invested in common stock of the Company.

         The Blended Interest Fund is invested in investment contracts issued by banks and insurance companies.

         The Fidelity U.S. Equity Index Portfolio is invested in the mon stocks of the 500 companies that make up the Standard & Poor's 500 Stock Index.

         The Fidelity Puritan Fund is invested in dividend-paying common stocks and preferred stocks and interest-paying bonds of all types and qualities.

         The Fidelity Intermediate Bond Fund is invested in bonds rated BBB or better with an average maturity of between three and ten years.

         The Fidelity Magellan Fund is invested in a wide range of U.S. and foreign common stocks of all types of companies with growth potential.

         The Fidelity Overseas Equity Fund is invested in securities of companies located in the Americas (other than the U. S.), the Far East and Pacific Basin, and Western Europe.

         The Fidelity Retirement Money Market Portfolio is invested in debt instruments maturing in one year or less, including high-quality commercial paper, certificates of deposit, repurchase agreements and bankers' acceptances.

         The Fidelity Equity Income Fund is invested in income-producing equity securities.

         The Fidelity Growth Company Fund is invested primarily in common stocks and convertibles of emerging growth companies.

         The Fidelity OTC Portfolio is invested primarily in common stocks of smaller companies that are traded in the over-the counter securities market.

         The Fidelity Asset Manager Fund is invested in stocks, bonds and short-term instruments.

         The Fidelity Asset Manager: Growth Fund is invested in a higher level of income-producing stocks, bonds and short-term instruments.

         The Fidelity Asset Manager: Income Fund is invested in stocks, bonds, short-term instruments and other investments.

       A listing of the funds and the number of participants in each fund at October 31, 1995 and 1994 follows. The number of participants shown below includes both active participants and former employees who have elected deferred distributions.


       NAME OF FUND                                            NUMBER  OF  PARTICIPANTS

                                                                    1995        1994
                                                                   -----       -----
       Deere & Company Common Stock Fund ..................        4,503       4,717
       Blended Interest Fund...............................        5,060       4,812
       Fidelity U.S. Equity Index Portfolio................        2,061       2,041
       Fidelity Puritan Fund...............................        1,674       1,544
       Fidelity Intermediate Bond Fund.....................          162         119
       Fidelity Magellan Fund..............................        2,712       2,515
       Fidelity Overseas Equity Fund.......................          833         829
       Fidelity Retirement Money Market Portfolio..........          558         502
       Fidelity Equity Income Fund.........................          179          92
       Fidelity Growth Company Fund........................          329         130
       Fidelity OTC Portfolio..............................          274         102
       Fidelity Asset Manager Fund.........................          231         221
       Fidelity Asset Manager: Growth Fund.................          338         351
       Fidelity Asset Manager: Income Fund.................           66          44

       LOANS

       Effective June 1, 1995, the Plan added a loan provision for all participants. Loans must amount to at least $1,000 and are limited to the lesser of $50,000 (reduced by the participant's highest outstanding loan balance during the immediately preceding one year period) or 50 percent of their account balances on the effective dates of the loans, may not exceed 54 months in duration and are disbursed to applicants monthly. Repayment is intended to be made via weekly payroll deductions. Interest is assessed at a rate which is determined after reviewing the published prime interest rate, the 5-year consumers' savings rate and the current yield of the Blended Interest Fund. The loans have maturities ranging from November 1995 through October 2000 and bear interest at rates ranging from 9.5 percent to 10 percent per annum. Loans outstanding at October 31, 1994 are due from participants in the former Funk Savings Plan for Hourly Employees which was merged with the Plan on May 1, 1992. There are no loans in default.

       DISTRIBUTIONS

       All distributions under the Plan are lump-sum. Distributions are not permitted while the participants are employed by the Company unless a distribution is required to meet legal requirements. Participants who have terminated employment with the Company or retired may elect an immediate distribution or may defer this distribution up to age 70 1/2. The beneficiary of a participant who died may elect a deferred distribution payable not later than five years after the participant's death. Distributions from the Deere & Company Common Stock Fund may be in cash or whole shares and residual cash. Distributions from all of the other funds are in cash.

       Effective January 1, 1996, four additional distribution options were made available to participants:

       (a) Level Sum Distribution: A specified dollar amount is distributed monthly.

       (b) Decremental Distribution: A decremental withdrawal is made over a specified period of time.

       (c) Unscheduled, Partial Distribution: Unscheduled amounts are distributed at the discretion of the participant.

       (d) Mandated Distribution After 70 1/2: By April 1 of the year following the year in which the participant turns 70 1/2, the participant must either take a lump sum distribution or begin systematic withdrawals which are actuarially determined.

       HARDSHIP WITHDRAWALS

       Participants in the Plan, under Internal Revenue Service guidelines, may request hardship withdrawals for heavy and immediate financial needs which cannot be reasonably met from other resources of the participant.

       ADMINISTRATION

       The Company is Administrator of the Plan. Fidelity Management Trust Company (Fidelity), Boston, Massachusetts, is the Plan Trustee, Investment Manager and Recordkeeper.

(2)   AMENDMENTS

      Effective January 1, 1994, the Plan was amended to allow participants to invest their contributions in six additional investment funds. The new investment options are:

         Fidelity Equity Income Fund     Fidelity Asset Manager Fund
         Fidelity Growth Company Fund    Fidelity Asset Manager: Growth Fund
         Fidelity OTC Portfolio          Fidelity Asset Manager: Income Fund

(3)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The Plan's financial statements have been prepared on the accrual basis. Investments in the Deere & Company Common Stock Fund are stated at fair value based on the closing sales prices reported on recognized securities exchanges on the last business day of the year. The twelve Fidelity mutual funds are valued at quoted market prices which represent the net asset values of shares held by the Plan at year-end. The fixed rate bank and investment contracts and short-term investment funds are stated at cost plus accrued interest, which approximates fair value. Loans to participants are stated at cost plus accrued interest which approximates fair value.

      Interest on bank and insurance contracts and short-term investment funds is accrued and credited to the funds at the end of each month. Dividends are accrued in the Deere & Company Common Stock Fund as of the record date and are reflected as an increase in the fund's net asset value on
      that day but are reported separately as dividends.   Dividends in other
      funds are recorded on the day that they are declared (which is also the date of record) and are allocated to participants' accounts on that day. Earnings, including unrealized appreciation or depreciation in market value of investments, are allocated daily among participants based on the ratio of their respective account balances as of the close of the preceding day.

(4)  BY FUND DISCLOSURE

     Contributions, withdrawals and loan cancellations, investment income and net appreciation (depreciation) in fair value of investments are provided by fund for the years ended October 31, 1995 and 1994 (in thousands of dollars):


     EMPLOYEE AND EMPLOYER CONTRIBUTIONS:                1995           1994
                                                       --------       --------
     Deere & Company Common Stock Fund                  $ 2,189        $ 1,337
     Blended Interest Fund                               10,928          9,714
     Fidelity U.S. Equity Index Portfolio                 2,643          2,567
     Fidelity Puritan Fund                                2,452          2,031
     Fidelity Intermediate Bond Fund                        145            129
     Fidelity Magellan Fund                               4,435          3,970
     Fidelity Overseas Equity Fund                        1,052            905
     Fidelity Retirement Money Market Portfolio             662            572
     Fidelity Equity Income Fund                            175             46
     Fidelity Growth Company Fund                           264             90
     Fidelity OTC Portfolio                                 204             67
     Fidelity Asset Manager Fund                            289            230
     Fidelity Asset Manager: Growth Fund                    474            337
     Fidelity Asset Manager: Income Fund                     78             46
     Other                                                   50             26
                                                       --------       --------
         Total contributions                            $26,040        $22,067
                                                       --------       --------
                                                       --------       --------



     WITHDRAWALS AND LOAN CANCELLATIONS:                 1995           1994
                                                       --------       --------
     Deere & Company Common Stock Fund                  $   474        $   290
     Blended Interest Fund                                1,788          1,824
     Fixed Interest Fund                                      0              5
     Fidelity U.S. Equity Index Portfolio                   350            283
     Fidelity Puritan Fund                                  195             65
     Fidelity Intermediate Bond Fund                          3              7
     Fidelity Magellan Fund                                 406            230
     Fidelity Overseas Equity Fund                           76             25
     Fidelity Retirement Money Market Portfolio             179            219
     Fidelity Equity Income Fund                              8              4
     Fidelity Growth Company Fund                            23             10
     Fidelity OTC Portfolio                                   6             12
     Fidelity Asset Manager Fund                             12              0
     Fidelity Asset Manager: Growth Fund                     14              4
     Fidelity Asset Manager: Income Fund                      0              0
     Loan Fund                                               25              3
                                                       --------       --------
         Total withdrawals and loan cancellations       $ 3,559        $ 2,981
                                                       --------       --------
                                                       --------       --------

     INVESTMENT INCOME:                                  1995           1994
                                                       --------       --------
     Deere & Company Common Stock Fund                  $   627        $   147
     Blended Interest Fund                                5,064          4,052
     Fidelity U.S. Equity Index Portfolio                   521            622
     Fidelity Puritan Fund                                  417            653
     Fidelity Intermediate Bond Fund                         22             19
     Fidelity Magellan Fund                                  96          1,431
     Fidelity Overseas Equity Fund                           69             39
     Fidelity Retirement Money Market Portfolio             152             82
     Fidelity Equity Income Fund                             29              6
     Fidelity Growth Company Fund                            15              0
     Fidelity OTC Portfolio                                  24              0
     Fidelity Asset Manager Fund                             42             23
     Fidelity Asset Manager: Growth Fund                     43              0
     Fidelity Asset Manager: Income Fund                      9              6
                                                       --------       --------
         Total investment income                        $ 7,130        $ 7,080
                                                       --------       --------
                                                       --------       --------



     NET APPRECIATION (DEPRECIATION) IN
     FAIR VALUE OF INVESTMENTS:                          1995          1994
                                                       --------      --------
     Deere & Company Common Stock Fund                  $ 5,343       $(1,139)
     Blended Interest Fund                                    0             0
     Fixed Interest Fund                                      0            (1)
     Fidelity U.S. Equity Index Portfolio                 4,249           (19)
     Fidelity Puritan Fund                                  648          (290)
     Fidelity Intermediate Bond Fund                         14           (25)
     Fidelity Magellan Fund                               5,604        (1,026)
     Fidelity Overseas Equity Fund                          (82)          216
     Fidelity Retirement Money Market Portfolio               0             0
     Fidelity Equity Income Fund                             58             1
     Fidelity Growth Company Fund                           210             1
     Fidelity OTC Portfolio                                 176            (1)
     Fidelity Asset Manager Fund                             58           (71)
     Fidelity Asset Manager: Growth Fund                    101           (55)
     Fidelity Asset Manager: Income Fund                     17            (8)
                                                       --------       --------
         Net appreciation (depreciation) in
           fair value of investments                    $16,396        $(2,417)
                                                       --------       --------
                                                       --------       --------

(5)   BENEFITS PAYABLE TO TERMINATED EMPLOYEES

      Benefits payable to terminated employees included in net assets available for benefits at October 31, 1995 and 1994 were $515,322 and $196,591, respectively.

(6)   TAX STATUS

      The Internal Revenue Service has issued a determination letter indicating that the Plan, as adopted on February 1, 1987 and effective as of September 1, 1987, is qualified under the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Plan's management believes that the Plan is currently designed and being operated in accordance with applicable rules and regulations of the Internal Revenue Code and, thus, is exempt from federal income tax.

      Employees participating in the Plan are subject to federal income taxes on the balances in their accounts for the calendar year in which distributions are made by the Trustee.

(7)   PLAN TERMINATION

      Although it has not expressed any intention to do so, the Company has the right to discontinue contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, account balances would be distributed to participants.

                             SUPPLEMENTAL SCHEDULES

                       JOHN DEERE TAX DEFERRED SAVINGS PLAN
                      FOR HOURLY AND INCENTIVE PAID EMPLOYEES


ITEM 27A - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT OCTOBER 31, 1995

                                                                (000's Omitted)
                                                              -------------------
                                                   Shares/                Current
                                                    Units        Cost      Value
                                                   ---------  ---------   -------
Deere & Company
      Common Stock Fund......................       254,491     $19,853   $22,745
                                                              ---------   -------

Blended Interest Fund
      Fixed rate bank and investment
            contracts with:

      Aetna Life Insurance Company at
      7.37%, Maturing 50% on February 1,
      1996 and 50% on April 1, 1996..........         3,947       3,947     3,947

      Peoples Security Life at 8.60%,
      Maturing 50% on March 1, 1996 and
      50% on May 1, 1996.....................         2,144       2,144     2,144

      Sun Life of Canada at 8.70%,
      Maturing 50% on June 1, 1996 and
      50% on July 1, 1996....................         3,633       3,633     3,633

      The Hartford Life Insurance Company
      at 8.45%, Maturing on December 31, 1995         1,938       1,938     1,938

      Lincoln National Life Insurance
      Company at 6.34%, Maturing 50% on
      March 1, 1997 and 50% on May 1, 1997...         2,434       2,434     2,434

      CIGNA at 7.72%, Open maturity..........         1,890       1,890     1,890

      Provident National Life Insurance
      Company at 7.10%, Maturing 50%
      on October 1, 1996 and 50% on
      November 1, 1996.......................         1,930       1,930     1,930

      Lincoln National Life Insurance
      Company at 6.17%, Maturing 50% on
      September 1, 1997 and 50% on
      September 30, 1998.....................         2,351       2,351     2,351

                                                                (000's Omitted)
                                                              -------------------
                                                   Shares/                Current
                                                    Units        Cost      Value
                                                   ---------  ---------   -------
      Pacific Mutual Life Insurance
      Company at 5.67%, Maturing 50%
      on June 1, 1997 and 50% on
      October 31, 1997.......................         3,475       3,475     3,475

      Prudential Insurance Company of
      America at 5.26%, Maturing 50%
      on June 30, 1998 and 50% on
      September 30, 1998....................          3,099       3,099     3,099

      Bankers Trust Company at 7.55%,
      with monthly principal and interest
      payouts through April 15, 1999........          2,897       2,897     2,897

      Sun Life Insurance Company of
      America at 6.95%, Maturing on
      December 31, 1998.....................          3,334       3,334     3,334

      AIG Life MBS at 6.13%,
      Maturing on May 1, 2000...............          4,042       4,042     4,042

      Deutsche Bank MBS at 6.40%,
      Maturing June 25, 1998 with monthly
      payouts of principal and interest
      through September 25, 2000............          3,351       3,351     3,351

      Deutsche Bank MBS at 6.18%,
      Maturing November 15, 1996 with
      monthly payouts of principal and
      interest through September 15, 1997...          2,947       2,947     2,947

      Morgan Guaranty ABS at 6.04%,
      Maturing December 15, 1997 with
      monthly interest payouts..............          4,087       4,087     4,087

      New York Life Insurance Company
      at 8.10%, Maturing 50% on November 1,
      1999 and 50% on December 31, 1999.....          5,404       5,404     5,404

      Peoples Security Life ABS at 6.34%,
      with semi-annual payouts on
      January 15 and July 15 and a final
      payout on August 15, 1997.............          4,160       4,160     4,160

                                        45

                                                                (000's Omitted)
                                                              -------------------
                                                   Shares/                Current
                                                    Units        Cost      Value
                                                   ---------  ---------   -------
      Peoples Security Life ABS at 7.86%,
      Maturing  on September 15, 1998
      with monthly principal and interest
      payouts through August 15, 2000........         3,910       3,910     3,910

      Peoples Security Life ABS at 7.24%,
      with semi-monthly payouts on
      January 7 and July 7 and a final
      payout on July 7, 1998.................         4,261       4,261     4,261

      Peoples Security Life ABS at 6.16%,
      with semi-annual payouts on
      January 15 and July 15 and a final
      payout on January 15, 1997.............         3,593       3,593     3,593

      Protective Life Insurance Company at
      7.15%, Maturing 50% on April 1, 1999
      and 50% on June 1, 1999................         3,640       3,640     3,640

      Rabo Bank MBS at 6.45%, Maturing
      October 15,1998 with monthly principal
      and interest payouts through
      May 15, 2000...........................         3,920       3,920     3,920
                                                                -------   -------

            Total............................                    76,387    76,387
                                                                -------   -------

      Fidelity U.S. Equity Index Portfolio...     1,096,912      19,497    23,540
                                                                -------   -------

      Fidelity Puritan Fund..................       665,385      10,394    10,985
                                                                -------   -------

      Fidelity Intermediate Bond Fund........        43,265         434       445
                                                                -------   -------

      Fidelity Magellan Fund.................       287,801      21,085    25,899
                                                                -------   -------

      Fidelity Overseas Equity Fund..........       144,755       4,120     4,137
                                                                -------   -------

      Fidelity Retirement
            Money Market Portfolio...........     2,880,940       2,881     2,881
                                                                -------   -------

      Fidelity Equity Income Fund............        20,497         695       748
                                                                -------   -------

      Fidelity Growth Company Fund...........        39,802       1,352     1,499
                                                                -------   -------

      Fidelity OTC Portfolio.................        39,567       1,132     1,234
                                                                -------   -------

      Fidelity Asset Manager Fund............        83,539       1,219     1,288
                                                                -------   -------


                                                                (000's Omitted)
                                                              -------------------
                                                   Shares/                Current
                                                    Units        Cost      Value
                                                   ---------  ---------   -------
      Fidelity Asset Manager:
        Growth Fund.........................        120,540       1,653     1,772
                                                                -------   -------

      Fidelity Asset Manager: Income Fund...         25,319         274       289
                                                                -------   -------

      Fidelity U. S. Government
        Reserve Pool........................      5,816,923       5,817     5,817
                                                                -------   -------

      Loans to participants at 9.5% to
      10%, Maturing November 1995
      through October 2000..................                      2,246     2,246
                                                                -------   -------

        Total investments                                      $169,039  $181,912
                                                                -------   -------
                                                                -------   -------


The trustee maintains shares for the fixed rate bank and investment contracts at one dollar per share. For report presentation, shares for fixed rate contracts have been rounded to thousands.

ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS FOR THE YEAR
           ENDED OCTOBER 31, 1995


Transaction by Fund          Total           Total      Number Of   Number Of    Realized
   Or Carrier              Purchases         Sales      Purchases     Sales     Gain (Loss)
- --------------------      -----------     -----------   ---------   ---------   -----------

Deere & Company
Common Stock Fund         $17,154,256     $19,024,264       311       225       $1,914,124

Blended Interest Fund      40,522,038      21,380,804       317       244

Fidelity Puritan Fund       4,361,108       2,048,202       271       161           41,021

Fidelity Magellan Fund      9,812,878       6,961,596       306       215          695,302


There have been no transactions with the same person involving property other than securities and no transactions with respect to securities with a person.